Exhibit 99.1

CONTACT: Mark Spencer 847.585.3802 mdspencer@careered.com

Career Education Corporation Appoints

Colleen O’Sullivan as Chief Financial Officer

Schaumburg, Ill., August 21, 2012 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of postsecondary education programs and services, today announced the appointment of Colleen M. O’Sullivan as senior vice president, chief financial officer and treasurer. She replaces Michael J. Graham, who has submitted his resignation to accept a position at another company.

A nearly five-year veteran of Career Education, O’Sullivan previously served as the company’s senior vice president, corporate controller and chief accounting officer, where she closely collaborated with Graham and was responsible for maintaining the books and records of the company, including the reporting of financial results to the Securities and Exchange Commission as well as other regulatory and accrediting bodies. O’Sullivan also had responsibility for several centralized transaction processing units and led the team responsible for reviewing Career Education’s financial controls.

“We are delighted that Colleen, who has a deep understanding of our financial organization and position, has agreed to take on this role,” said Steven H. Lesnik, chairman, president and chief executive officer of Career Education. “Her experience and exposure to all aspects of the Career Education business and the role our institutions play in postsecondary education will enable her to continue to help us navigate this period of economic and sector uncertainty. Her expertise in the rigors and discipline of corporate finance and understanding of postsecondary education funding directly align with our company-wide commitment to full regulatory compliance in our policies, practices and procedures.”

Lesnik added: “Mike Graham has been a great asset to this company for the past five years, and has built a very talented organization – and Colleen is a stellar example of the high-performing talent Mike developed. He has led the charge to keep us on the path of financial integrity and transparency, a legacy he has passed on to the finance team. All of us at Career Education owe Mike tremendous gratitude for the positive impact he’s had on our organization.”

Graham and O’Sullivan will work together during the weeks ahead to ensure a smooth transition.

O’Sullivan, a Certified Public Accountant, previously held senior financial positions at Hewitt Associates, Sears Holdings and Arthur Andersen, where she was an audit partner. She received a Bachelor of Science degree from the University of Illinois.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 75,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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